CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$20,000,000	$2,322

Pricing Supplement no. 1397 To prospectus dated November 21, 2008, prospectus supplement dated November 21, 2008 and product supplement no. 200-A-III dated April 12, 2011	Pricing supplement Registration Statement No. 333-155535 Dated June 27, 2011 Rule 424(b)(2)

Structured Investments	$20,000,000 Daily Liquidity Notes Linked to the J.P. Morgan C.P.P. Commodity Index due June 30, 2014
  You may request that we repurchase your notes on a daily basis in minimum denominations equal to the Principal Amount, subject to compliance with the procedural requirements described below.
  At our sole discretion, we may redeem all, but not fewer than all, issued and outstanding notes on any business day on or after the Initial Redemption Date after providing at least five business days’ written notice.
  The notes are designed for investors who seek a return linked to the J.P. Morgan C.P.P. Commodity Index.
  Investors should be willing to forgo interest payments and, if the Index closing level of the J.P. Morgan C.P.P. Commodity Index decreases or does not increase sufficiently to offset the cumulative effect of the Investor Fee and, if applicable, the Repurchase Fee Amount, be willing to lose some or all of their principal. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
  The payment at maturity or upon early repurchase or redemption is linked to the performance of the J.P. Morgan C.P.P. Commodity Index minus the Investor Fee, which is deducted on each Valuation Date, as described below. The payment upon early repurchase is linked to the performance of the J.P. Morgan C.P.P. Commodity Index, minus the Investor Fee, which is deducted on each Valuation Date, and the Repurchase Fee Amount as of the relevant Valuation Date, as described in “Additional Key Terms” below.
  On the Inception Date, J.P. Morgan Securities LLC, which we refer to as JPMS, purchased from us all of the notes at 100% of the Principal Amount per note and sold approximately $10.2 million aggregate principal amount of the notes to investors at 100% of the Principal Amount per note. After the Inception Date, additional notes may be offered and sold from time to time by JPMS at the relevant Indicative Note Value on the relevant Valuation Date.
  Senior unsecured obligations of JPMorgan Chase & Co. maturing June 30, 2014†
  The notes will be sold in minimum denominations equal to the Principal Amount, as described below, and integral multiples in excess thereof.
  The notes priced on June 27, 2011 and are expected to settle on or about June 30, 2011.
  The notes will not be listed on any securities exchange. Other than pursuant to the early repurchase and optional redemption rights set forth below, JPMS will not purchase notes in the secondary market.
  The notes are not futures contracts and are not regulated under the Commodity Exchange Act of 1936, as amended (the ”Commodity Exchange Act”). The notes are offered pursuant to an exemption from regulation under the Commodity Exchange Act that is available to securities that have one or more payments indexed to the value, level or rate of one or more commodities, which is set out in section 2(f) of that statute. Accordingly, you are not afforded any protection provided by the Commodity Exchange Act or any regulation promulgated by the Commodity Futures Trading Commission.

Key Terms

Index:

The J.P. Morgan C.P.P. Commodity Index (the "Index”). The value of the J.P. Morgan C.P.P. Commodity Index is published each trading day under the Bloomberg ticker symbol “JMAB026T.” For more information about the Index, please see “The J.P. Morgan C.P.P. Commodity Index” in this pricing supplement.

Principal Amount:	$1,000
Payment at Maturity:

Subject to the impact of a market disruption event (including the early acceleration of the amounts due and payable under the terms of the notes upon the occurrence of a commodity hedging disruption event), for each note, unless earlier repurchased or redeemed, you will receive at maturity a cash payment equal to the Indicative Note Value as of the Final Valuation Date.

The return on your initial investment at maturity will be reduced by the Investor Fee, which is deducted from the Indicative Note Value on each Valuation Date. Accordingly, you will lose some or all of your initial investment at maturity if the level of the Index decreases or does not increase sufficiently to offset the cumulative effect of the Investor Fee.
Indicative Note Value:

The Indicative Note Value on the Inception Date will be equal to the Principal Amount. On each subsequent Valuation Date, the Indicative Note Value will be equal to (a) (i) the Indicative Note Value as of the immediately preceding Valuation Date multiplied by (ii) the Index Factor as of such Valuation Date minus (b) the Investor Fee as of such Valuation Date.

If the amount calculated above is less than zero, the Indicative Note Value on such Valuation Date will be $0.
Investor Fee:

On any Valuation Date, the product of (a) the Indicative Note Value as of the immediately preceding Valuation Date, (b) the Investor Fee Percentage and (c) (i) the number of calendar days from and including the immediately preceding Valuation Date to and excluding such Valuation Date divided by (ii) 360

Investor Fee Percentage:	0.75%
Index Factor:	On any Valuation Date, (a) the Index closing level on such Valuation Date divided by (b) the Index closing level on the immediately preceding Valuation Date
Inception Date:	June 27, 2011
Valuation Date(s)†:	Each business day from and including the Inception Date to and including the Final Valuation Date
Final Valuation Date†:	June 25, 2014
Maturity Date†:	June 30, 2014
Additional Key Terms:	See “Additional Key Terms” below.
†

Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Payment at Maturity” and “Description of Notes — Postponement of a Valuation Date” in the accompanying product supplement no. 200-A-III or early acceleration in the event of a hedging disruption event as described under “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event” in the accompanying product supplement no. 200-A-III and in “Selected Risk Considerations — We May Accelerate Your Notes If a Commodity Hedging Disruption Event Occurs” in this pricing supplement

Investing in the Daily Liquidity Notes involves a number of risks. See “Risk Factors” beginning on page PS-8 of the accompanying product supplement no. 200-A-III and “Selected Risk Considerations” beginning on page PS-3 of this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

On the Inception Date, JPMS purchased from us all of the notes at 100% of the Principal Amount per note. JPMS sold approximately $10.2 million aggregate principal amount of the notes on the Inception Date. After the Inception Date, additional notes may be offered and sold from time to time by JPMS at the Indicative Note Value as of the relevant Valuation Date. We will receive proceeds equal to 100% of the offering price of notes sold to JPMS on the Inception Date. See “Supplemental Plan of Distribution” in this pricing supplement.

The offering price includes the estimated cost of hedging our obligations under the notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. For additional related information, please see “Use of Proceeds” beginning on page PS-26 of the accompanying product supplement no. 200-A-III.

JPMS will not receive any commission from us in connection with sales of the notes. JPMS will be entitled to receive a portion of the Investor Fee to cover the ongoing payments related to the distribution of notes and for structuring and developing the economic terms of the notes. Payments constituting underwriting compensation will not exceed a total of 8% of offering proceeds. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-74 of the accompanying product supplement no. 200-A-III.

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

June 27, 2011

Additional Terms Specific to the Notes

You should read this pricing supplement together with the prospectus dated November 21, 2008, as supplemented by the prospectus supplement dated November 21, 2008 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 200-A-III dated April 12, 2011. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 200-A-III, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

  Product supplement no. 200-A-III dated April 12, 2011:
   http://www.sec.gov/Archives/edgar/data/19617/000089109211002419/e43105_424b2.pdf

  Prospectus supplement dated November 21, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208005661/e33600_424b2.pdf

  Prospectus dated November 21, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208005658/e33655_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this pricing supplement, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Additional Key Terms

Payment upon Early Repurchase:

Subject to your compliance with the procedures described under “Description of Notes — Early Repurchase at the Option of the Holders” and the potential postponements and adjustments as described under “Description of Notes — Postponement of a Valuation Date” in the accompanying product supplement no. 200-A-III, you may request that we repurchase your notes on any Repurchase Date during the term of the notes. Upon early repurchase, you will receive for each note a cash payment on the relevant Repurchase Date equal to (a) the Indicative Note Value as of the relevant Valuation Dateminus (b) the Repurchase Fee Amount as of the relevant Valuation Date.

If the amount calculated above is less than zero, the payment upon early repurchase will be $0.
The return on your initial investment upon early repurchase will be reduced by the Investor Fee, which is deducted from the Indicative Note Value on each Valuation Date, and the Repurchase Fee Amount. Accordingly, you will lose some or all of your initial investment upon early repurchase if the level of the Index decreases or does not increase sufficiently to offset the cumulative effect of the Investor Fee, which is deducted on each Valuation Date, and, if applicable, the Repurchase Fee Amount.
Early Repurchase Mechanics:

In order to request that we repurchase your notes on any Repurchase Date, you must deliver a Repurchase Notice to us via email at dln_repurchase@jpmchase.com by no later than 4:00 p.m., New York City time, on the business day prior to the relevant Valuation Date and follow the procedures described under “Description of Notes — Early Repurchase at the Option of the Holders” in the accompanying product supplement no. 200-A-III. If you fail to comply with these procedures, your notice will be deemed ineffective.

Repurchase Fee Amount:	For any Repurchase Date, an amount in cash per note equal to (a) the Indicative Note Value as of the relevant Valuation Date multiplied by (b) the Repurchase Fee.
Repurchase Fee:	0.25%
Repurchase Date:	The third business day following each Valuation Date
Repurchase Notice:	The form of Repurchase Notice attached hereto as Annex A
Payment upon Optional Redemption:

At our sole discretion, we may redeem all, but not fewer than all, issued and outstanding notes on any business day on or after the Initial Redemption Date. Upon redemption, you will receive for each note a cash payment on the relevant Redemption Date equal to the Indicative Note Value as of the relevant Valuation Date.

The return on your initial investment upon redemption will be reduced by the Investor Fee, which is deducted from the Indicative Note Value on each Valuation Date. Accordingly, you will lose some or all of your initial investment upon redemption if the level of the Index decreases or does not increase sufficiently to offset the cumulative effect of the Investor Fee.
Optional Redemption Mechanics:

If we exercise our right to redeem your notes on the Redemption Date, we will deliver an irrevocable redemption notice to the Depository Trust Company (“DTC”) (the holder of the global note). The Valuation Date for such redemption will be specified in the irrevocable redemption notice delivered to DTC and will be no fewer than five business days and no more than ten business days after the date such notice is delivered, subject to the potential postponements and adjustments as described under “Description of Notes — Postponement of a Valuation Date” in the accompanying product supplement. Accordingly, we must provide at least five business days’ notice prior to the Valuation Date for such redemption.

Initial Redemption Date:	June 30, 2012*
Redemption Date:	The third business day following the relevant Valuation Date
Reopening issuances:

We may, without your consent, “reopen” the notes based on market conditions and the Index closing level at that time. These further issuances, if any, will be consolidated to form a single sub-series with the originally issued notes and will have the same CUSIP number and will trade interchangeably with the notes immediately upon settlement. See “Reissuances or Reopening Issuances” in this pricing supplement for more information.

Index Closing Level on the Inception Date	203.4554
Index Calculation Agent:

The JPMorgan Global Index Research Group (“GIRG”), which is one of our affiliates. Employees of GIRG that participate in any index calculation activities are employees of JPMorgan Chase Bank, National Association.

Note Calculation Agent:	J.P. Morgan Securities LLC (“JPMS”), which is one of our affiliates.
CUSIP:	48125XWL6

* We may accelerate the notes due to the occurrence of a commodity hedging disruption event prior to the Initial Redemption Date. See “Selected Risk Considerations — We May Accelerate Your Notes If a Commodity Hedging Disruption Event Occurs.”

The J.P. Morgan C.P.P. Commodity Index

The J.P. Morgan C.P.P. Commodity Index (the “Index”) is a notional rules-based proprietary index that was developed by J.P. Morgan Securities Ltd. (“JPMSL”) and that is calculated and maintained by the JPMorgan Global Index Research Group (“GIRG”), a separate division of J.P. Morgan Securities LLC. The Index is intended to capture the return of a notional basket of three index components (the “Index Components”), as well as the return of synthetic exposure to three-month U.S. Treasury bills. The Index Components reflect synthetic long exposure to (a) the S&P GSCITM Copper Excess Return Index, (b) the S&P GSCITM Palladium Excess Return Index and (c) the S&P GSCITM Platinum Excess Return

JPMorgan Structured Investments —	PS-1
Daily Liquidity Notes Linked to the J.P. Morgan C.P.P. Commodity Index

Index (each, an “Index Constituent” and together, the “Index Constituents”). For more information about the Index Constituents, please see “Background on the S&P GSCI Indices” in the accompanying product supplement.

The Index is a total return index, not an excess return index. An excess return index reflects the returns that are potentially available through synthetic exposure to uncollateralized positions in the futures contracts underlying such index, including the appreciation (or depreciation) of the applicable futures contract(s) and profit or loss realized when rolling such contracts. By contrast, a total return index, in addition to reflecting those returns, also reflects interest that could be earned on funds committed to the trading of the underlying futures contracts.

The Index is rebalanced monthly on the rebalancing date, which is the first day of each calendar month on which the New York Stock Exchange is scheduled to be open for trading for its regular trading session, without regard to after hours trading or any other trading outside of the regular trading session hours. Each of the Index Constituents has a weight (“Component Weight”) equal to 1/3 as of each rebalancing date.

The value of the J.P. Morgan C.P.P. Commodity Index is published each trading day under the Bloomberg ticker symbol “JMAB026T.” The Index has a base value of 100 as of September 30, 2008. The Index was created on May 25, 2011 and therefore has limited historical performance.

For more information about the Index, please see “The J.P. Morgan Commander Series” in the accompanying product supplement. For purposes of the accompanying product supplement, the Index is composed of three Index Components, each of which includes a single Long Constituent. Accordingly, the short constituent leverage is equal to 0% with respect to each Index Component on each rebalancing date and volatility matching does not apply. In addition, volatility targeting does not apply, so the index leverage is equal to 100% on each rebalancing date. The replication adjustment factor does not apply, so the replication adjustment rate is equal to 0.00%.

For more information about the Index Constituents, please see “Background on the S&P GSCI Indices” in the accompanying product supplement. While the S&P GSCITM Palladium Excess Return Index and the S&P GSCITM Platinum Excess Return Index are not included in the S&P GSCITM Index, the S&P GSCITM Palladium Excess Return Index and the S&P GSCITM Platinum Excess Return Index are calculated in the same manner as the other S&P GSCITM‘s single commodity sub-indices, as described in “Background on the S&P GSCI Indices” in the accompanying product supplement.

The description of the general terms of the J.P. Morgan Commander Series included in the accompanying product supplement is based on standard terms formulated by JPMSL (which we refer to as the “Standard Terms”) that describe general terms relating to the J.P. Morgan Commander Indices. The description of the Index included in this pricing supplement is also based on an index supplement formulated by GIRG (which we refer to as the “Index Supplement”), which describes the specific terms that apply to the Index. The Index Supplement, when read together with the Standard Terms, constitutes the index rules (the “Index Rules”). The Index Supplement in effect as of the date of this pricing supplement is attached as Annex B to this pricing supplement.

Selected Purchase Considerations

  UNCAPPED APPRECIATION POTENTIAL — The notes provide the opportunity to obtain an uncapped return at maturity or upon early repurchase or redemption linked to the Index, subject to the deduction of the Investor Fee and, in the case of an early repurchase, the deduction of the Repurchase Fee Amount. The notes are not subject to a predetermined maximum return and, accordingly, any return will be based on the performance of the Index and the cumulative amount of the Investor Fee and, if applicable, the Repurchase Fee Amount, as of the relevant Valuation Date. Because the notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.
  RETURN LINKED TO THE J.P. MORGAN C.P.P. COMMODITY INDEX, WHICH CONSISTS OF A NOTIONAL BASKET OF THREE INDEX CONSTITUENTS — The return on the notes is linked to the performance of the J.P. Morgan C.P.P. Commodity Index, which is linked to a notional basket consisting of the S&P GSCITM Copper Excess Return Index, the S&P GSCITM Palladium Excess Return Index and the S&P GSCITM Platinum Excess Return Index. The Index provides long exposure to the Index Components, on a total return basis, and rebalances monthly. The Index was created on May 25,2011 and therefore has limited historical performance. For more information, please see “The J.P. Morgan C.P.P. Commodity Index” in this pricing supplement.

JPMorgan Structured Investments —	PS-2
Daily Liquidity Notes Linked to the J.P. Morgan C.P.P. Commodity Index

  DAILY REPURCHASES IN MINIMUM DENOMINATIONS EQUAL TO THE PRINCIPAL AMOUNT — Subject to your compliance with the procedures and the potential postponements and adjustments as described in the accompanying product supplement no. 200-A-III, you may submit daily a request to have us repurchase your notes on any Repurchase Date during the term of the notes. If you request that we repurchase your notes, subject to the notification requirements and the other terms and conditions set forth in the accompanying product supplement no. 200-A-III and this pricing supplement, for each note you will receive a cash payment on the relevant Repurchase Date equal to (a) the Indicative Note Value as of the relevant Valuation Date minus (b) the Repurchase Fee. You may request that we repurchase a minimum of one note.
  POTENTIAL EARLY EXIT AS A RESULT OF THE OPTIONAL CALL FEATURE — At our sole discretion, we may redeem all, but not fewer than all, issued and outstanding notes on any business day on or after the Initial Redemption Date after providing at least five business days’ written notice. Upon redemption, you will receive for each note a cash payment on the relevant Redemption Date equal to the Indicative Note Value as of the relevant Valuation Date.
  INDICATIVE NOTE VALUE — At any time during the term of the notes, you can contact us via email at dln_repurchase@jpmchase.com, with “Indicative Note Value, Daily Liquidity Notes Linked to the J.P. Morgan C.P.P. Commodity Index due June 30, 2014, CUSIP No. 48125XWL6” as the subject line, to obtain the Indicative Note Value as of the close of any business day. We intend to respond to any requests for the daily Indicative Note Value by the close of business on the following business day; provided that if we receive your request on a day that is a Disrupted Day, we will respond by close of business on the immediately succeeding trading day that is not a Disrupted Day. Please see “Description of Notes — Indicative Note Value” in the accompanying product supplement no 200-A-III.
  CAPITAL GAINS TAX TREATMENT— You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 200-A-III. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special tax counsel, Davis Polk & Wardwell LLP, it is reasonable to treat the notes as “open transactions” for U.S. federal income tax purposes. Assuming this characterization is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year. However, the Internal Revenue Service (the “IRS”) or a court may not respect this characterization or treatment of the notes, in which case the timing and character of any income or loss on the notes could be significantly and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which might include the notes. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice. Non-U.S. Holders should also note that they may be withheld upon unless they have submitted a properly completed IRS Form W-8BEN or otherwise satisfied the applicable documentation requirements.

  The discussion in the preceding paragraph, when read in combination with the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the materialU.S. federal income tax consequences of owning and disposing of notes.

Selected Risk Considerations

Your investment in the notes will involve significant risks. The notes do not guarantee any return of principal at, or prior to, the Maturity Date, any Repurchase Date or any Redemption Date. Investing in the notes is not equivalent to investing directly in the Index, any of the Index Constituents, any of the futures contracts underlying the Index Constituents, any of the commodities to which such commodity futures contacts relate or any futures contracts or exchange-traded or over-the-counter instruments based on, or other instruments linked to, the Index or the Index Constituents. In addition, your investment in the notes entails other risks not associated with an investment in conventional debt securities. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 200-A-III dated April 12, 2011. You should carefully consider the following discussion of risks before you decide that an investment in the notes is suitable for you.

JPMorgan Structured Investments —	PS-3
Daily Liquidity Notes Linked to the J.P. Morgan C.P.P. Commodity Index

  YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes may not return any of your investment. The Investor Fee, which is deducted on each Valuation Date, and the Repurchase Fee Amount, if applicable, will reduce your final payment. Accordingly, you will lose some or all of your initial investment at maturity or upon early repurchase or redemption if the level of the Index decreases or does not increase sufficiently to offset the cumulative effect of the Investor Fee, which is deducted daily, and the Repurchase Fee Amount, if applicable.
  EVEN IF THE LEVEL OF THE INDEX INCREASES, YOU MAY RECEIVE LESS THAN THE PRINCIPAL AMOUNT OF YOUR NOTES DUE TO THE INVESTOR FEE AND THE REPURCHASE FEE AMOUNT — The amount of the Investor Fee, which is deducted on each Valuation Date, will reduce the payment, if any, you will receive at maturity or upon early repurchase or redemption. In addition, if you request that we repurchase your notes prior to maturity, you will be charged a Repurchase Fee Amount equal to the Indicative Note Value as of the relevant Valuation Date multiplied by 0.25%. If the level of the Index decreases or even if the level of the Index increases, but the Index does not increase sufficiently to offset the cumulative effect of the Investor Fee, which is deducted daily, and any applicable Repurchase Fee Amount, you will receive less than the principal amount of your investment at maturity or upon early repurchase of your notes.
  CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co. and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes at maturity or upon early repurchase or redemption, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to affect adversely the value of the notes.
  POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as Index Calculation Agent, Note Calculation Agent and hedging our obligations under the notes. In performing these duties, the economic interests of the Index Calculation Agent, the Note Calculation Agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. It is possible that our hedging activities could result in substantial returns for us and our affiliates while the value of your notes declines.
  OUR AFFILIATE, THE JPMORGAN GLOBAL INDEX RESEARCH GROUP, IS THE INDEX CALCULATION AGENT AND MAY ADJUST THE INDEX IN A WAY THAT AFFECTS ITS LEVEL — GIRG, one of our affiliates, acts as the Index Calculation Agent and is responsible for calculating and maintaining the Index and developing the guidelines and policies governing its composition and calculation. The rules governing the Index may be amended at any time by GIRG, in its sole discretion, and the rules also permit the use of discretion by GIRG in specific instances, such as the right to substitute another futures contract. Unlike other indices, the maintenance of the Index is not governed by an independent committee. Although judgments, policies and determinations concerning the Index are made by GIRG, JPMorgan Chase & Co., as the ultimate parent company of GIRG, ultimately controls GIRG.
  In addition, the policies and judgments for which GIRG is responsible could have an impact, positive or negative, on the level of the Index and the value of your notes. GIRG is under no obligation to consider your interests as an investor in the notes. Furthermore, the inclusion of the futures contracts underlying the Index Constituents is not a recommendation by us or GIRG to invest in such futures contracts.
  JPMS AND ITS AFFILIATES MAY HAVE PUBLISHED RESEARCH, EXPRESSED OPINIONS OR PROVIDED RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE NOTES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE MARKET VALUE OF THE NOTES — JPMS and its affiliates publish research from time to time on commodity markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. JPMS and its affiliates may have published research or other opinions that call into question the investment view implicit in an investment in the notes. Any research, opinions or recommendations expressed by JPMS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the notes, the Index and the futures contracts underlying the Index Constituents.
  IF WE EXERCISE OUR RIGHT TO REDEEM THE NOTES, THE CASH PAYMENT YOU WILL RECEIVE MAY BE LESS THAN YOU MIGHT OTHERWISE HAVE RECEIVED — We have the right to redeem all, but not fewer than all, issued and outstanding notes on any business day on or after the Initial Redemption Date. We may elect to redeem your notes at a time when the Indicative Note Value is relatively low. As a result, any payment upon redemption may be substantially less than the amount you initially invested, the amount you could have received on your investment at maturity if the notes had not been redeemed or the amount you could have received if you had elected to have us (or our affiliates) repurchase your notes at the time of your choosing.
  THE OPTIONAL REDEMPTION FEATURE MAY FORCE A POTENTIAL EARLY EXIT FROM YOUR INVESTMENT — While the original term of the notes is approximately three years, at our sole discretion, the notes may be called for redemption prior to the Maturity Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes in an investment with similar characteristics in the event the notes are redeemed prior to the Maturity Date.

JPMorgan Structured Investments —	PS-4
Daily Liquidity Notes Linked to the J.P. Morgan C.P.P. Commodity Index

  CORRELATION OF PERFORMANCES AMONG THE INDEX CONSTITUENTS MAY REDUCE THE PERFORMANCE OF THE NOTES, AND CHANGES IN THE VALUE OF THE INDEX CONSTITUENTS MAY OFFSET EACH OTHER — Because the notes are linked to the Index, which is linked to the performance of the Index Constituents, which collectively represent futures contracts that have historically exhibited correlated price movements. High correlation during periods of negative returns among Index Constituents could have an adverse effect on your return on your investment at maturity. However, the prices of the futures contracts underlying the Index Constituents may become uncorrelated in the future. If this happens, at a time when the value of an Index Constituent increases, the value of other Index Constituents may not increase as much or may decline. Therefore, in calculating the level of the Index, increases in the level of some of the Index Constituents may be moderated, or more than offset, by lesser increases or declines in the level of other Index Constituents.
  PRICES OF COMMODITY FUTURES CONTRACTS ARE CHARACTERIZED BY HIGH AND UNPREDICTABLE VOLATILITY, WHICH COULD LEAD TO HIGH AND UNPREDICTABLE VOLATILITY IN THE INDEX — Market prices of the commodity futures contracts included in the Index tend to be highly volatile and may fluctuate rapidly based on numerous factors, including the factors that affect the price of the commodities underlying the commodity futures contracts included in the Index. See “The Market Price of Copper Will Affect the Value of the Notes,” “The Market Price of Palladium Will Affect the Value of the Notes” and “The Market Price of Platinum Will Affect the Value of the Notes” below. The prices of commodities and commodity futures contracts are subject to variables that may be less significant to the values of traditional securities, such as stocks and bonds. These variables may create additional investment risks that cause the value of the notes to be more volatile than the values of traditional securities. As a general matter, the risk of low liquidity or volatile pricing around the maturity date of a commodity futures contract is greater than in the case of other futures contracts because (among other factors) a number of market participants take physical delivery of the underlying commodities. Many commodities are also highly cyclical. The high volatility and cyclical nature of commodity markets may render such an investment inappropriate as the focus of an investment portfolio.
  WE MAY ACCELERATE YOUR NOTES IF A COMMODITY HEDGING DISRUPTION EVENT OCCURS — If we or our affiliates are unable to effect transactions necessary to hedge our obligations under the notes due to a commodity hedging disruption event, we may, in our sole and absolute discretion, accelerate the payment on your notes and pay you an amount determined in good faith and in a commercially reasonable manner by the Note Calculation Agent. If the payment on your notes is accelerated, your investment may result in a loss and you may not be able to reinvest your money in a comparable investment. Please see “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event” in the accompanying product supplement no. 200-A-III for more information.
  COMMODITY FUTURES CONTRACTS ARE SUBJECT TO UNCERTAIN LEGAL AND REGULATORY REGIMES — The commodity futures contracts that underlie the Index Constituents are subject to legal and regulatory regimes in the United States and, in some cases, in other countries that may change in ways that could adversely affect our ability to hedge our obligations under the notes and affect the value of the Index. The effect on the value of the notes of any future regulatory changes, including but not limited to changes resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), which was enacted on July 21, 2010, may have a substantial adverse effect on the value of your notes. Additionally, in accordance with the Dodd-Frank Act, the U.S. Commodity Futures Trading Commission is drafting regulations that will affect market participants’ position limits in certain commodity-based futures contracts, such as futures contracts on certain agricultural commodities, energy commodities and metals. These proposed regulations, when final and implemented, may reduce liquidity in the exchange-traded market for such commodity-based futures contracts. Such regulatory changes may result in a modification of the rules, which may, in turn, have a negative effect on the level of the Index and your payment, if any, at maturity. Please see “The J.P. Morgan Commander Series — Extraordinary Events Affecting the Index Constituents” in the accompanying product supplement no. 200-A-III for more information. Furthermore, we or our affiliates may be unable as a result of such restrictions to effect transactions necessary to hedge our obligations under the notes, in which case we may, in our sole and absolute discretion, accelerate the payment on your notes. See “We May Accelerate Your Notes If a Commodity Hedging Disruption Event Occurs” above.
  A DECISION BY AN EXCHANGE ON WHICH THE FUTURES CONTRACTS UNDERLYING THE INDEX CONSTITUENTS ARE TRADED TO INCREASE MARGIN REQUIREMENTS MAY AFFECT THE LEVEL OF THE INDEX — If an exchange on which the futures contract underlying the Index Constituents are traded increases the amount of collateral required to be posted to hold positions in such futures contracts (i.e., the margin requirements), market participants who are unwilling or unable to post additional collateral may liquidate their positions, which may cause the level of the Index to decline significantly.
  THE INDEX MAY BE MORE VOLATILE AND SUSCEPTIBLE TO PRICE FLUCTUATIONS OF COMMODITY FUTURES CONTRACTS THAN A BROADER COMMODITY INDEX — The Index may be more volatile and susceptible to price fluctuations than a broader commodity index, such as the S&P GSCITM. In contrast to the S&P GSCITM, which

JPMorgan Structured Investments —	PS-5
Daily Liquidity Notes Linked to the J.P. Morgan C.P.P. Commodity Index

  includes futures contracts on commodities in a variety of market sectors, the Index Constituents include futures contracts on copper, palladium and platinum only. As a result, price volatility in the contracts included in the Index Constituents will likely have a greater impact on the Index than it would on the broader S&PGSCITM. In addition, because the Index omits principal market sectors composing the S&PGSCITM, it will be less representative of the economy and commodity markets as a whole and will therefore not serve as a reliable benchmark for commodity market performance generally.
  THE INDEX COMPRISES NOTIONAL ASSETS AND LIABILITIES — The exposures to the commodity futures contracts underlying the Index Constituents are purely notional and will exist solely in the records maintained by or on behalf of the Index Calculation Agent. There is no actual portfolio of assets to which any person is entitled or in which any person has any ownership interest. Consequently, you will not have any claim against any of the commodity futures contracts underlying the Index Constituents.
  THE NOTES DO NOT OFFER DIRECT EXPOSURE TO COMMODITY SPOT PRICES — The notes are linked to the Index, which includes three Index Constitutions that track commodity futures contracts, not physical commodities (or their spot prices). The price of a futures contract reflects the expected value of the commodity upon delivery in the future, whereas the spot price of a commodity reflects the immediate delivery value of the commodity. A variety of factors can lead to a disparity between the expected future price of a commodity and the spot price at a given point in time, such as the cost of storing the commodity for the term of the futures contract, interest charges incurred to finance the purchase of the commodity and expectations concerning supply and demand for the commodity. The price movements of a futures contract are typically correlated with the movements of the spot price of the referenced commodity, but the correlation is generally imperfect and price movements in the spot market may not be reflected in the futures market (and vice versa). Accordingly, the notes may underperform a similar investment that is linked to commodity spot prices.
  OWNING THE NOTES IS NOT THE SAME AS OWNING ANY COMMODITIES OR COMMODITY FUTURES CONTRACTS — The return on your notes will not reflect the return you would realize if you actually purchased the futures contracts composing the Index Constituents, the commodities upon which the futures contracts that compose the Index Constituents are based, or other exchange-traded or over-the-counter instruments based on the Index or the Index Constituents. You will not have any rights that holders of such assets or instruments have.
  HIGHER FUTURES PRICES OF THE COMMODITY FUTURES CONTRACTS UNDERLYING THE INDEX CONSTITUENTS RELATIVE TO THE CURRENT PRICES OF SUCH CONTRACTS MAY AFFECT THE VALUE OF THE INDEX AND THE VALUE OF THE NOTES — The Index Constituents are composed of futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity. As the exchange-traded futures contracts that compose the Index Constituents approach expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in August may specify an October expiration. As time passes, the contract expiring in October is replaced with a contract for delivery in November. This process is referred to as “rolling.” If the market for these contracts is (putting aside other considerations) in “contango,” where the prices are higher in the distant delivery months than in the nearer delivery months, the purchase of the November contract would take place at a price that is higher than the price of the October contract, thereby creating a negative “roll yield.” Contango could adversely affect the value of the Index and thus the value of notes linked to the Index. The futures contracts underlying the Index Constituents have historically been in contango.
  SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN THE COMMODITY MARKETS AND RELATED FUTURES MARKETS MAY ADVERSELY AFFECT THE LEVEL OF AN INDEX CONSTITUENT, AND THEREFORE THE VALUE OF THE NOTES — The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the level of an Index Constituent and, therefore, the value of your notes.
  THE MARKET PRICE OF COPPER WILL AFFECT THE VALUE OF THE NOTES — The price of copper is primarily affected by the global demand for and supply of copper, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Demand for copper is significantly influenced by the level of global industrial economic activity. Industrial sectors which are particularly important to demand for copper include the electrical and construction sectors. In recent years, demand has been supported by strong consumption from newly industrializing countries due to their copper-intensive economic growth and industrial development. An additional, but highly volatile, component of demand is adjustments to inventory in response to changes in economic activity and/or pricing levels. There are substitutes for copper in various applications. Their availability and price will also affect demand for copper. Apart from the United States, Canada and

JPMorgan Structured Investments —	PS-6
Daily Liquidity Notes Linked to the J.P. Morgan C.P.P. Commodity Index

  Australia, the majority of copper concentrate supply (the raw material) comes from outside the Organization for Economic Cooperation and Development countries. The supply of copper is also affected by current and previous price levels, which will influence investment decisions in new smelters. In previous years, copper supply has been affected by strikes, financial problems and terrorist activity. It is not possible to predict the aggregate effect of all or any combination of these factors.
  THE MARKET PRICE OF PALLADIUM WILL AFFECT THE VALUE OF THE NOTES — The price of palladium has fluctuated widely over the past several years. Because the palladium supply is both limited and concentrated, any disruptions in the palladium supply tend to have an exaggerated effect on the price of palladium. Key factors that may influence prices are the policies and production and cost levels in the most important palladium-producing countries, in particular, Russia, South Africa and Canada (which together account for over 80% of production), the size and availability of the Russian palladium stockpiles, global supply and demand as well as the economic situation of the main consuming countries. The possibility of large-scale distress sales of palladium in times of crises may also have a short-term negative impact on the price of palladium and may adversely affect the value of the notes. For example, the 2008 financial crisis resulted in significantly depressed prices of palladium largely due to forced sales and deleveraging from institutional investors such as hedge funds and pension funds. Crises in the future may impair palladium’s price performance which may, in turn, have an adverse effect on the value of the notes. Palladium is used in a variety of industries, in particular the automotive industry. Demand for palladium from the automotive industry, which uses palladium as a catalytic converter, accounts for more than 50% of the industrial use of palladium, and a decline in the global automotive industry may impact the price of palladium and affect the value of the notes. Palladium is also used in the electronics, dental and jewelry industries.
  THE MARKET PRICE OF PLATINUM WILL AFFECT THE VALUE OF THE NOTES — Platinum prices are primarily affected by the global demand for and supply of platinum. However, since the platinum supply is very limited, any disruptions in platinum supply tend to have an exaggerated effect on the price of platinum. Key factors that may influence prices are the policies in or political stability of the most important producing countries, in particular, Russia and South Africa (which together account for over 90% of production), the size and availability of the Russian platinum stockpiles, as well as the economic situation of the main consuming countries. Platinum is used in a variety of industries, including the automotive industry. Demand for platinum from the automotive industry, which uses platinum as a catalytic converter, accounts for approximately 80% of the industrial use of platinum. Platinum is also used in the chemical industry, the electronics industry and the dental industry. The primary non-industrial use of platinum is jewelry, which accounts for approximately 40% of the overall demand for platinum.
  THE INDEX CLOSING LEVEL ON THE RELEVANT VALUATION DATE MAY BE LESS THAN THE INDEX CLOSING LEVEL ON THE MATURITY DATE, A REPURCHASE DATE, A REDEMPTION DATE OR AT OTHER TIMES DURING THE TERM OF THE NOTES — The Index closing level on the Maturity Date, a Repurchase Date, a Redemption Date or at other times during the term of the notes, including dates near the relevant Valuation Date, could be higher than the Index closing level on the relevant Valuation Date. This difference could be particularly large if there is a significant increase in the level of the Index after the relevant Valuation Date, if there is a significant decrease in the level of the Index prior to the relevant Valuation Date or if there is significant volatility in the Index during the term of the notes.
  THE INDEX HAS A LIMITED OPERATING HISTORY — The Index was created on May 25, 2011, and therefore has limited historical performance. Any back-testing or similar analysis in respect of the Index must be considered illustrative only and may be based on estimates or assumptions not used by the Index Calculation Agent when determining levels of the Index. Past performance should not be considered indicative of future performance.
  THERE ARE RESTRICTIONS ON YOUR ABILITY TO REQUEST THAT WE REPURCHASE YOUR NOTES — If you elect to exercise your right to have us repurchase your notes, your request that we repurchase your notes is only valid if we receive your Repurchase Notice by no later than 4:00 p.m., New York City time, on the business day prior to the relevant Valuation Date and we (or our affiliates) acknowledge receipt of the Repurchase Notice that same day. If we do not receive such notice or we (or our affiliates) do not acknowledge receipt of such notice, your repurchase request will not be effective and we will not repurchase your notes on the corresponding Repurchase Date.
  Because of the timing requirements of the Repurchase Notice, settlement of the repurchase will be prolonged when compared to a sale and settlement in the secondary market. As your request that we repurchase your notes is irrevocable, this will subject you to market risk in the event the market fluctuates after we receive your request. Furthermore, our obligation to repurchase the notes prior to maturity may be postponed upon the occurrence of a market disruption event.
  NO INTEREST PAYMENTS — As a holder of the notes, you will not receive any interest payments.
  YOU WILL NOT KNOW THE AMOUNT YOU WILL RECEIVE UPON EARLY REPURCHASE AT THE TIME YOU ELECT TO REQUEST THAT WE REPURCHASE YOUR NOTES — You will not know the amount you will receive upon early

JPMorgan Structured Investments —	PS-7
Daily Liquidity Notes Linked to the J.P. Morgan C.P.P. Commodity Index

  repurchase at the time you elect to request that we repurchase your notes. Your notice to us to repurchase your notes is irrevocable and must be received by us no later than 4:00 p.m., New York City time, on the business day prior to the relevant Valuation Date and we (or our affiliates) must acknowledge receipt of such notice, on the same day. As a result, you will be exposed to market risk in the event the market fluctuates after we confirm the validity of your notice of election to exercise your rights to have us repurchase your notes, and prior to the relevant Repurchase Date.
  MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE NOTES — In addition to the level of the Index on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including but not limited to:
    the volatility, frequency and magnitude of changes in the levels of the Index and the Index Constituents;
    whether we are expected to redeem the notes;
    the time to maturity of the notes;
    supply and demand trends at any time for the commodities upon which the futures contracts that compose the Index Constituents are based or the exchange traded futures contracts on such commodities;
    the amount of the Investor Fee on the relevant Valuation Date;
    the market price of the commodities upon which the futures contracts that compose the Index Constituents are based or the exchange-traded futures contracts on such commodities;
    interest and yield rates in the market generally;
    economic, financial, political, regulatory, geographical, agricultural, meteorological and judicial events that affect commodities markets generally or the futures contracts underlying the Index Constituents, and which may affect the Index closing level on any Valuation Date; and
    our creditworthiness, including actual or anticipated downgrades in our credit ratings.
  THE LIQUIDITY IS LIMITED TO THE EARLY REPURCHASE RIGHT — The notes will not be listed on any securities exchange. As stated in the “Supplemental Plan of Distribution” in this pricing supplement, JPMS purchased from us all of the notes on the Inception Date at 100% of the Principal Amount per note and sold approximately $10.2 million aggregate principal amount of the notes on the Inception Date to investors at 100% of the Principal Amount per note. Other than pursuant to the early repurchase right set forth in the notes, JPMS will not purchase notes in the secondary market. Also, the number of notes outstanding or held by persons other than our affiliates could be reduced at any time due to early repurchases of the notes. Accordingly, the liquidity of the market for the notes outside of the early repurchase right could vary materially over the term of the notes and the price at which you may be able to trade your notes is likely to depend on the payment upon early repurchase. In addition, any election by holders to request that we repurchase the notes will be subject to the restrictive conditions and procedures described in the accompanying product supplement no. 200-A-III. Furthermore, at our sole discretion, we may redeem all, but not fewer than all, issued and outstanding notes on any business day on or after the Initial Redemption Date.

JPMorgan Structured Investments —	PS-8
Daily Liquidity Notes Linked to the J.P. Morgan C.P.P. Commodity Index

Hypothetical Payment at Maturity or upon Early Repurchase

The following examples illustrate how the notes would perform at maturity or upon early repurchase in hypothetical circumstances. We have included an example in which the Index closing level increases at a constant rate of 2% per quarter through maturity (Example 1) and an example in which the Index closing level decreases at a constant rate of 2% per quarter through maturity (Example 2). In addition, Example 3 shows the Index closing level increasing by 2% per quarter for the first 6 quarters and then decreasing by 2% per quarter for the next 6 quarters, whereas Example 4 shows the reverse scenario of the Index closing level decreasing by 2% per quarter for the first 6 quarters, and then increasing by 2% per quarter for the next 6 quarters. For ease of analysis and presentation, the following examples assume Valuation Dates occur quarterly so that the Index Factor, the Investor Fee and the Indicative Note Value are recalculated only once each quarter. These examples highlight the impact of the Investor Fee on the payment at maturity or upon early repurchase under different circumstances and the impact of the Repurchase Fee Amount upon early repurchase. If the notes are redeemed prior to maturity, the tables and charts below do not illustrate how much you will be paid. Because the Investor Fee and the Repurchase Fee Amount take into account the Index closing level performance, the absolute levels of the Investor Fee and the Repurchase Fee Amount are dependent on the path taken by the Index closing level to arrive at its ending level. As a result, the actual Investor Fee, which is deducted on each Valuation Date, may be greater than or less than the hypothetical Investor Fee (which is calculated quarterly) shown in these examples, depending on whether the level of the Index is increasing or decreasing. The figures in these examples have been rounded for convenience. The Hypothetical Indicative Value of each note for quarter 12 is as of the hypothetical Final Valuation Date, and given the indicated assumptions, a holder will receive payment at maturity or upon early repurchase in the indicated amount, according to the indicated formula.

Example 1

Assumptions:

Investor Fee Percentage	0.75% per annum
Repurchase Fee	0.25%
Repurchase Fee Amount	Indicative Note Value × Repurchase Fee
Index closing level on the Inception Date	200.00

Quarter End	Hypothetical Index closing level	Hypothetical Index Factor*	Hypothetical Investor Fee*†	Hypothetical Indicative Note Value*	Hypothetical Repurchase Fee Amount	Hypothetical Payment upon early repurchase
A	B	C	D	E	F	G
t		Bt / Bt-1	Et-1 × Investor Fee Percentage * (90/360)	(Et-1 × Ct) – Dt	Et × Repurchase Fee	E-F
0	200.00000	—	—	$1,000.00000	—	—
1	204.00000	1.02000	$1.87500	$1,018.12500	$2.54531	$1,015.57969
2	208.08000	1.02000	$1.90898	$1,036.57852	$2.59145	$1,033.98707
3	212.24160	1.02000	$1.94358	$1,055.36650	$2.63842	$1,052.72808
4	216.48643	1.02000	$1.97881	$1,074.49502	$2.68624	$1,071.80878
5	220.81616	1.02000	$2.01468	$1,093.97024	$2.73493	$1,091.23532
6	225.23248	1.02000	$2.05119	$1,113.79845	$2.78450	$1,111.01396
7	229.73713	1.02000	$2.08837	$1,133.98605	$2.83497	$1,131.15108
8	234.33188	1.02000	$2.12622	$1,154.53955	$2.88635	$1,151.65320
9	239.01851	1.02000	$2.16476	$1,175.46558	$2.93866	$1,172.52691
10	243.79888	1.02000	$2.20400	$1,196.77089	$2.99193	$1,193.77896
11	248.67486	1.02000	$2.24395	$1,218.46236	$3.04616	$1,215.41621
12	253.64836	1.02000	$2.28462	$1,240.54699	$3.10137	$1,237.44562

* Assuming that the Investor Fee accrues quarterly and that the Index Factor, the Investor Fee and the Indicative Note Value are calculated quarterly for purposes of this example. The Investor Fee accrues each calendar day until maturity or early repurchase, and the Index Factor, the Investor Fee and the Indicative Note Value are calculated on each business day after the settlement date up to and including the Final Valuation Date.

† Assuming that the total number of calendar days in each quarter is 90.

We cannot predict the actual Indicative Note Value on any Valuation Date or the market value of your notes, nor can we predict the relationship between the Indicative Note Value and the market value of your notes at any time prior to the stated Maturity Date. The actual amount that a holder of the notes will receive at maturity or upon early repurchase or redemption, as the case may be, and the rate of return on the notes will depend on the actual Indicative Note Value on the relevant Valuation Date, the Investor Fee and the Repurchase Fee Amount. Moreover, the assumptions on which the hypothetical returns are based, including the assumption that the Investor Fee accrues quarterly and that the Index Factor, the Investor Fee and the Indicative Note Value are calculated quarterly, are purely for illustrative purposes. Consequently, the amount, in cash, to be paid in respect of your notes, if any, on the stated Maturity Date, the relevant Repurchase Date or Redemption Date, as applicable, may be very different from the information reflected in the tables above.

JPMorgan Structured Investments —	PS-9
Daily Liquidity Notes Linked to the J.P. Morgan C.P.P. Commodity Index

Example 2

Assumptions:

Investor Fee Percentage	0.75% per annum
Repurchase Fee	0.25%
Repurchase Fee Amount	Indicative Note Value × Repurchase Fee
Index closing level on the Inception Date	200.00

Quarter End	Hypothetical Index closing level	Hypothetical Index Factor*	Hypothetical Investor Fee*†	Hypothetical Indicative Note Value*	Hypothetical Repurchase Fee Amount	Hypothetical Payment upon early repurchase
A	B	C	D	E	F	G
t		Bt / Bt-1	Et-1 × Investor Fee Percentage * (90/360)	(Et-1 × Ct) – Dt	Et × Repurchase Fee	E-F
0	200.00000	—	—	$1,000.00000	—	—
1	196.00000	0.98000	$1.87500	$978.12500	$2.44531	$975.67969
2	192.08000	0.98000	$1.83398	$956.72852	$2.39182	$954.33669
3	188.23840	0.98000	$1.79387	$935.80008	$2.33950	$933.46058
4	184.47363	0.98000	$1.75463	$915.32945	$2.28832	$913.04113
5	180.78416	0.98000	$1.71624	$895.30662	$2.23827	$893.06835
6	177.16848	0.98000	$1.67870	$875.72179	$2.18930	$873.53248
7	173.62511	0.98000	$1.64198	$856.56537	$2.14141	$854.42396
8	170.15260	0.98000	$1.60606	$837.82801	$2.09457	$835.73344
9	166.74955	0.98000	$1.57093	$819.50052	$2.04875	$817.45177
10	163.41456	0.98000	$1.53656	$801.57395	$2.00393	$799.57001
11	160.14627	0.98000	$1.50295	$784.03952	$1.96010	$782.07942
12	156.94334	0.98000	$1.47007	$766.88865	$1.91722	$764.97143

* Assuming that the Investor Fee accrues quarterly and that the Index Factor, the Investor Fee and the Indicative Note Value are calculated quarterly for purposes of this example. The Investor Fee accrues each calendar day until maturity or early repurchase, and the Index Factor, the Investor Fee and the Indicative Note Value are calculated on each business day after the settlement date up to and including the Final Valuation Date.

† Assuming that the total number of calendar days in each quarter is 90.

Example 3

Assumptions:

Investor Fee Percentage	0.75% per annum
Repurchase Fee	0.25%
Repurchase Fee Amount	Indicative Note Value × Repurchase Fee
Index closing level on the Inception Date	200.00
Quarter End	Hypothetical Index closing level	Hypothetical Index Factor*	Hypothetical Investor Fee*†	Hypothetical Indicative Note Value*	Hypothetical Repurchase Fee Amount	Hypothetical Payment upon early repurchase
A	B	C	D	E	F	G
t		Bt / Bt-1	Et-1 × Investor Fee Percentage * (90/360)	(Et-1 × Ct) – Dt	Et × Repurchase Fee	E-F
0	200.00000	—	—	$1,000.00000	—	—
1	204.00000	1.02000	$1.87500	$1,018.12500	$2.54531	$1,015.57969
2	208.08000	1.02000	$1.90898	$1,036.57852	$2.59145	$1,033.98707
3	212.24160	1.02000	$1.94358	$1,055.36650	$2.63842	$1,052.72808
4	216.48643	1.02000	$1.97881	$1,074.49502	$2.68624	$1,071.80878
5	220.81616	1.02000	$2.01468	$1,093.97024	$2.73493	$1,091.23532
6	225.23248	1.02000	$2.05119	$1,113.79845	$2.78450	$1,111.01396
7	220.72783	0.98000	$2.08837	$1,089.43411	$2.72359	$1,086.71053
8	216.31328	0.98000	$2.04269	$1,065.60274	$2.66401	$1,062.93873
9	211.98701	0.98000	$1.99801	$1,042.29268	$2.60573	$1,039.68695
10	207.74727	0.98000	$1.95430	$1,019.49253	$2.54873	$1,016.94380
11	203.59233	0.98000	$1.91155	$997.19113	$2.49298	$994.69815
12	199.52048	0.98000	$1.86973	$975.37757	$2.43844	$972.93913

* Assuming that the Investor Fee accrues quarterly and that the Index Factor, the Investor Fee and the Indicative Note Value are calculated quarterly for purposes of this example. The Investor Fee accrues each calendar day until maturity or early repurchase, and the Index Factor, the Investor Fee and the Indicative Note Value are calculated on each business day after the settlement date up to and including the Final Valuation Date.

† Assuming that the total number of calendar days in each quarter is 90.

We cannot predict the actual Indicative Note Value on any Valuation Date or the market value of your notes, nor can we predict the relationship between the Indicative Note Value and the market value of your notes at any time prior to the stated Maturity Date. The actual amount that a holder of the notes will receive at maturity or upon early repurchase or redemption, as the case may be, and the rate of return on the notes will depend on the actual Indicative Note Value on the relevant Valuation Date, the Investor Fee and the Repurchase Fee Amount. Moreover, the assumptions on which the hypothetical returns are based, including the assumption that the Investor Fee accrues quarterly and that the Index Factor, the Investor Fee and the Indicative Note Value are calculated quarterly, are purely for illustrative purposes. Consequently, the amount, in cash, to be paid in respect of your notes, if any, on the stated Maturity Date, the relevant Repurchase Date or Redemption Date, as applicable, may be very different from the information reflected in the tables above.

JPMorgan Structured Investments —	PS-10
Daily Liquidity Notes Linked to the J.P. Morgan C.P.P. Commodity Index

Example 4

Assumptions:

Investor Fee Percentage	0.75% per annum
Repurchase Fee	0.25%
Repurchase Fee Amount	Indicative Note Value × Repurchase Fee
Index closing level on the Inception Date	200.00

Quarter End	Hypothetical Index closing level	Hypothetical Index Factor*	Hypothetical Investor Fee*†	Hypothetical Indicative Note Value*	Hypothetical Repurchase Fee Amount	Hypothetical Payment upon early repurchase
A	B	C	D	E	F	G
t		Bt / Bt-1	Et-1 × Investor Fee Percentage * (90/360)	(Et-1 × Ct) – Dt	Et × Repurchase Fee	E-F
0	200.00000	—	—	$1,000.00000	—	—
1	196.00000	0.98000	$1.87500	$978.12500	$2.44531	$975.67969
2	192.08000	0.98000	$1.83398	$956.72852	$2.39182	$954.33669
3	188.23840	0.98000	$1.79387	$935.80008	$2.33950	$933.46058
4	184.47363	0.98000	$1.75463	$915.32945	$2.28832	$913.04113
5	180.78416	0.98000	$1.71624	$895.30662	$2.23827	$893.06835
6	177.16848	0.98000	$1.67870	$875.72179	$2.18930	$873.53248
7	180.71185	1.02000	$1.64198	$891.59425	$2.22899	$889.36526
8	184.32608	1.02000	$1.67174	$907.75439	$2.26939	$905.48501
9	188.01260	1.02000	$1.70204	$924.20744	$2.31052	$921.89692
10	191.77286	1.02000	$1.73289	$940.95870	$2.35240	$938.60630
11	195.60831	1.02000	$1.76430	$958.01358	$2.39503	$955.61854
12	199.52048	1.02000	$1.79628	$975.37757	$2.43844	$972.93913

* Assuming that the Investor Fee accrues quarterly and that the Index Factor, the Investor Fee and the Indicative Note Value are calculated quarterly for purposes of this example. The Investor Fee accrues each calendar day until maturity or early repurchase, and the Index Factor, the Investor Fee and the Indicative Note Value are calculated on each business day after the settlement date up to and including the Final Valuation Date.

† Assuming that the total number of calendar days in each quarter is 90.

We cannot predict the actual Indicative Note Value on any Valuation Date or the market value of your notes, nor can we predict the relationship between the Indicative Note Value and the market value of your notes at any time prior to the stated Maturity Date. The actual amount that a holder of the notes will receive at maturity or upon early repurchase or redemption, as the case may be, and the rate of return on the notes will depend on the actual Indicative Note Value on the relevant Valuation Date, the Investor Fee and the Repurchase Fee Amount. Moreover, the assumptions on which the hypothetical returns are based, including the assumption that the Investor Fee accrues quarterly and that the Index Factor, the Investor Fee and the Indicative Note Value are calculated quarterly, are purely for illustrative purposes. Consequently, the amount, in cash, to be paid in respect of your notes, if any, on the stated Maturity Date, the relevant Repurchase Date or Redemption Date, as applicable, may be very different from the information reflected in the tables above.

The hypothetical examples above are provided for purposes of information only. The hypothetical examples are not indicative of the future performance of the Index closing level on any trading day or what the value of your notes may be. Fluctuations in the hypothetical examples may be greater or less than fluctuations experienced by the holders of the notes. The performance data shown above is for illustrative purposes only and does not represent the actual future performance of the notes.

These hypothetical payouts at maturity or upon early repurchase and redemption do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical payouts shown above would likely be lower.

JPMorgan Structured Investments —	PS-11
Daily Liquidity Notes Linked to the J.P. Morgan C.P.P. Commodity Index

Hypothetical Back-Tested and Historical Information

The following graph sets forth the hypothetical back-tested performance of the J.P. Morgan C.P.P. Commodity Index based on the hypothetical back-tested weekly Index closing levels from October 3, 2008 through May 20, 2011 and the historical performance of the Index based on the weekly Index closing level for May 27, 2011 through June 24, 2011. The Index was created as of the close of business on May 25, 2011. The Index closing level on June 27, 2011 was 203.4554. We obtained the Index closing levels below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

The hypothetical back-tested and historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Index closing level on any Valuation Date. We cannot give you assurance that the performance of the Index will result in the return of any of your initial investment. The hypothetical back-tested performance of the Index set forth in the following graph was calculated on materially the same basis as the performance of the Index is now calculated.

The hypothetical historical values above have not been verified by an independent third party. The back-tested, hypothetical historical results above have inherent limitations. These back-tested results are achieved by means of a retroactive application of a back-tested model designed with the benefit of hindsight.

Different modeling techniques or assumptions would produce different hypothetical historical information that might prove to be more appropriate and that might differ significantly from the hypothetical historical information set forth above. Hypothetical back-tested results are neither an indicator nor a guarantee of future returns. Actual results will vary, perhaps materially, from the analysis implied in the hypothetical historical information that forms part of the information contained in the chart above.

Supplemental Plan of Distribution

On the Inception Date, JPMS purchased from us all of the notes at 100% of the Principal Amount per note and sold approximately $10.2 million aggregate principal amount of the notes on the Inception Date to investors at 100% of the Principal Amount per note. After the Inception Date, additional notes may be offered and sold from time to time by JPMS at the relevant Indicative Note Value as of the relevant Valuation Date. We will receive proceeds equal to 100% of the offering price of notes sold to JPMS on the Inception Date.

Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes that are to be issued more than three business days prior to the related issue date will be required to specify alternative settlement arrangements to prevent failed settlement.

Reopening Issuances

We may, at our sole discretion, “reopen” the notes based on market conditions and Index closing levels at that time. These further issuances, if any, will be consolidated to form a single sub-series with the originally issued notes and will have the same CUSIP number and will trade interchangeably with the notes immediately upon settlement. The price of any additional offering will be determined at the time of pricing of that offering. We have no obligation to take your interests into account when deciding to issue additional notes. For more information on such additional offerings, see “General Terms of Notes — Reopening Issuances” in the accompanying product supplement no. 200-A-III.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as our special products counsel, when the notes offered by this pricing supplement have been executed and issued by us and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be our valid and binding obligations, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated March 23, 2011, which has been filed as an exhibit to a Current Report on Form 8-K by us on March 23, 2011

JPMorgan Structured Investments —	PS-12
Daily Liquidity Notes Linked to the J.P. Morgan C.P.P. Commodity Index

ANNEX A

FORM OF REPURCHASE NOTICE

To: dln_repurchase@jpmchase.com

Subject: Daily Liquidity Notes Linked to the J.P. Morgan C.P.P. Commodity Index, CUSIP No. 48125XWL6

Ladies and Gentlemen:

     The undersigned holder of JPMorgan Chase & Co.’s Medium-Term Notes, Series E, Daily Liquidity Notes Linked to the J.P. Morgan C.P.P. Commodity Index due June 30, 2014, CUSIP No. 48125XWL6 (the “notes”) hereby irrevocably elects to exercise, with respect to the number of the notes indicated below, as of the date hereof, the right to have you repurchase such notes on the Repurchase Date specified below as described in the product supplement no. 200-A-III, as supplemented by the pricing supplement dated _________, 20__ relating to the notes (collectively, the “Supplement”). Terms not defined herein have the meanings given to such terms in the Supplement.

     The undersigned certifies to you that it will (i) instruct its DTC custodian with respect to the notes (specified below) to book a delivery versus payment trade on the relevant Valuation Date with respect to the number of notes specified below at a price per note determined in the manner described in the Supplement, facing DTC 352 and (ii) cause the DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 am. New York City time, on the Repurchase Date.

* Subject to adjustment as described in the Supplement.

Very truly yours,
[NAME OF HOLDER]

Name:
Title:
Telephone:
Fax:
Email:

Number of Notes surrendered for Repurchase:

Applicable Valuation Date: _________, 20__*
Applicable Repurchase Date: _________, 20__*

DTC # (and any relevant sub-account):

Contact Name:
Telephone:

Acknowledgment: I acknowledge that the notes specified above will not be repurchased unless all of the requirements specified in the Supplement are satisfied, including the acknowledgment by you or your affiliate of the receipt of this notice on the date hereof.

Questions regarding the repurchase requirements of your notes should be directed to dln_repurchase@jpmchase.com.

*Subject to adjustment as described in the Supplement.

JPMorgan Structured Investments —	A-1
Daily Liquidity Notes Linked to the J.P. Morgan C.P.P. Commodity Index

ANNEX B

J.P. Morgan C.P.P. Commodity Index
Index Supplement
to the
February 2011 J.P. Morgan Bespoke Commodity Index
Standard Terms

 June 2011

© All Rights Reserved

JPMorgan Structured Investments —	B-1
Daily Liquidity Notes Linked to the J.P. Morgan C.P.P. Commodity Index

        1.        An Introduction to J.P. Morgan C.P.P. Commodity Index

     The J.P. Morgan C.P.P. Commodity Index (the “Index”) aims to provide directional exposure to the copper, palladium and platinum on a total return basis and rebalances monthly on the last day of each calendar month. The Index is long the S&P GSCITM Copper Excess Return Index, the S&P GSCITM Palladium Excess Return Index and the S&P GSCITM Platinum Excess Return Index.

        2.        This Document and its Relationship to the Standard Terms

     This document, the Index Supplement for the J.P. Morgan C.P.P. Commodity Index (the “Index Supplement”), sets forth index level specific terms needed to calculate this specific Index.

     This document should be read in conjunction with the J.P. Morgan Bespoke Commodity Index Standard Terms (the “Standard Terms”). The current version of the Standard Terms is available at the following hyperlink:

     http://www.jpmorgan.com/directdoc/Bespoke_Index_Standard_Terms_February_2011_Final.pdf

     This document explains index level specific terms (for example, this Index Supplement will specify the Constituents of the Index, the applicable Component Weights of such Constituents and other index specific items) and supplements the general form set forth in the Standard Terms. This Index Supplement together with the Standard Terms will constitute the “Index Rules.”

     For the avoidance of doubt, this Index Supplement may include a provision, formula or definition, and such provision, formula or definition will supersede and replace the relevant provision, formula or definition set forth the Standard Terms.

     This document may be amended or supplemented from time to time at the discretion of the Index Calculation Agent and will be re-published no later than thirty (30) calendar days following such amendment or supplement.

     This document is published by the Global Index Research Group (“GIRG”), a division of J.P. Morgan Securities LLC, 385 Madison Avenue, New York, New York 10017 in its capacity as Calculation Agent. Personnel of GIRG who calculate for the Index will be employees of JPMorgan Chase Bank, National Association. A copy of this document is available from the Index Calculation Agent.

     ALL PERSONS READING THIS INDEX SUPPLEMENT SHOULD REFER TO THE DISCLAIMERS AND CONFLICTS SECTIONS SET OUT IN THE ACCOMPANYING STANDARD TERMS AND CONSIDER THE INFORMATION CONTAINED IN THIS INDEX SUPPLEMENT IN LIGHT OF SUCH DISCLAIMERS AND CONFLICTS OF INTEREST.

     NOTHING HEREIN CONSTITUTES AN OFFER TO BUY OR SELL ANY FINANCIAL PRODUCT, PARTICIPATE IN ANY TRANSACTION OR ADOPT ANY INVESTMENT STRATEGY OR LEGAL, TAX, REGULATORY OR ACCOUNTING ADVICE.

     Each of GIRG and its affiliates may have positions or engage in transactions in securities or other financial instruments based on or indexed or otherwise related to the Index.

JPMorgan Structured Investments —	B-2
Daily Liquidity Notes Linked to the J.P. Morgan C.P.P. Commodity Index

        3.        General Terms relating to the Index

The following terms set forth certain economics related to the Index. Terms relating to the composition of the Index are set forth on the following page.

Index Inception Date:	September 30, 2008

Initial Index Level:	100
Bloomberg Page:	JMAB026T
Index Type:	Total return
Rebalancing Date Integer:	1 (the first day of each Rebalancing Period)
Rebalancing Determination Date:	The last Calculation Day of each calendar month
Index Leverage:	Not Applicable
Volatility Targeting:	No
Target Index Volatility:	Not Applicable
Volatility Targeting Lookback 1:	Not Applicable
Volatility Targeting Lookback 2:	Not Applicable
Maximum Index Leverage:	Not Applicable
Minimum Index Leverage:	Not Applicable
Replication Adjustment Rate:	0.00%
Index Calculation Agent:	GIRG

JPMorgan Structured Investments —	B-3
Daily Liquidity Notes Linked to the J.P. Morgan C.P.P. Commodity Index

        4.      Components and Constituents Comprising the Index

The Index is composed of the following Components comprised of Constituents. The table below specifies the relevant Component Weight, Underlying Index of Long Constituent (including the Bloomberg Ticker for such Underlying Index) and Underlying Index of Short Constituent (including Bloomberg Ticker for such Underlying Index). For each Component that has both a Long Constituent and Short Constituent, the table specifies whether Volatility Matching is to be used for the Short Constituent; in the case of each Short Constituent for which Volatility Matching is to be used, the table specifies the Volatility Matching Period, the Maximum Short Constituent Leverage and the Minimum Short Constituent Leverage.

Component Designation	Component Weight	Underlying Index of Long Constituent	Bloomberg Ticker for Underlying Index of Long Constituent	Underlying Index of Short Constituent	Bloomberg Ticker for Underlying Index of Short Constituent	Volatility Matching	Volatility Matching Lookback	Maximum Short Constituent Leverage	Minimum Short Constituent Leverage
Component 1	1/3	S&P GSCI Copper Excess Return CME	SPGSCGCP	None	Not Applicable	Not Applicable	Not Applicable	Not Applicable	Not Applicable
Component 2	1/3	S&P GSCI Palladium Excess Return	SPGCPAP	None	Not Applicable	Not Applicable	Not Applicable	Not Applicable	Not Applicable
Component 3	1/3	SPGSCI Platinum Index Excess Return	SPGCPLP	None	Not Applicable	Not Applicable	Not Applicable	Not Applicable	Not Applicable

JPMorgan Structured Investments —	B-4
Daily Liquidity Notes Linked to the J.P. Morgan C.P.P. Commodity Index